Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this "Amendment") dated effective as of February 28, 2017, is entered into by and between LINDSAY CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Bank").

Recitals

WHEREAS, Borrower and Bank are parties to that certain Amended and Restated Revolving Credit Agreement dated as of February 18, 2015 (the "Credit Agreement"), pursuant to which Bank agreed to lend to Borrower an aggregate principal sum of up to $50,000,000.00; and

WHEREAS, Borrower and Bank desire to amend the Credit Agreement to provide for the changes referred to herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank agree to amend the Credit Agreement as follows:

1.Definitions.  Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Credit Agreement (as defined above).

2.Definition of "Authorized Individual".  The definition of "Authorized Individual” is amended by replacing James C. Raabe with Brian L. Ketcham.

3.Definition of "Letter of Credit Sublimit".  The definition of "Letter of Credit Sublimit" is amended to mean Fifteen Million Dollars ($15,000,000.00).

4.Definition of "LIBOR Rate".  The definition of "LIBOR Rate" is amended to mean (i) for the purpose of calculating effective rates of interest for Loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, two (2) London Business Days prior to the first day of such LIBOR Period (or if not so published, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for Loans making reference to the Daily One Month LIBOR Rate, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as published by the ICE Benchmark Administration Limited, a United Kingdom company,  at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so published, then as determined by Bank from another recognized source or interbank quotation); provided, however, that if the LIBOR Rate determined as provided above would be less than zero percent (0.0%), then the LIBOR Rate shall be deemed to be zero percent (0.0%).

5.LIBOR Rate Margin Grid.  The "grid" in the definition of "LIBOR Rate Margin" is hereby amended and restated in its entirety as follows:

Leverage Ratio*	LIBOR Rate Margin
≤ 0.99x	0.90%
1.00x ≤ 1.74x	1.20%
1.75x ≤ 1.99x	1.40%
2.00x ≤ 2.24x	1.65%
≥ 2.25x	2.00%

*Calculated on a four-fiscal quarter rolling basis as provided in the definition of "Leverage Ratio."

6.Definition of Termination Date.  The definition of "Termination Date" is amended to mean February 28, 2020.

7.Amendment to Section 2.1(a).  The provision in Section 2.1(a) of the Credit Agreement which reads "Borrower's obligation to repay Loans shall be evidenced by a promissory note dated as of the date hereof ("Line of Credit Note"), all terms of which are incorporated herein by this reference" shall be amended and replaced as follows:  "Any Loans made hereunder shall be evidenced by that certain Amended and Restated Line of Credit Note dated on or about February 28, 2017, as may be amended or restated from time to time ("Line of Credit Note"), all terms of which are incorporated herein by this reference."

8.Amendment to Section 5.9(b).  Section 5.9 of the Credit Agreement is hereby amended and restated in its entirety to read:  "(b) Leverage Ratio not greater than 2.75 to 1.0 as of the end of such fiscal quarter of Borrower then ended."

9.Internal References.  References in the Credit Agreement to the "Line of Credit Note" shall refer to Amended and Restated Line of Credit Note dated on or about the date hereof, as may be amended and restated from time to time.

10.Effectiveness.  This Amendment shall become effective when and only when the Bank shall have received (a) counterparts of this Amendment duly executed by the Borrower; (b) the Amended Note dated effective as of the date hereof, duly executed by the Borrower; and (c) such other documents, actions or assurances as Bank may reasonably request.

11.Representations and Warranties of Borrower.  Borrower represents and warrants as follows:

(a)The execution, delivery and performance by Borrower of this Amendment and the Credit Agreement, as amended hereby, (i) are within Borrower's powers, (ii) have been duly authorized by all necessary action, (iii) do not result in, or require, the creation of any lien, security interest or other charge or encumbrance upon or with respect to the Collateral, and (iv) do not contravene (A) Borrower's organizational documents, or (B) any law or contractual restriction binding on or affecting Borrower.

(b)This Amendment and the Credit Agreement as amended hereby constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

(c)There is no pending or threatened action or proceeding affecting Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of Borrower.

(d)No breach of any representation or warranty made by Borrower pursuant to Article 5 of the Credit Agreement or any covenant made by Borrower pursuant to Article 6 of the Credit Agreement has occurred and is continuing.

12.Reference to and Effect on the Credit Agreement.  Upon the effectiveness of Section 10 of this Amendment, on and after the date hereof, each reference in the Credit Agreement to "this Agreement", "hereunder" "hereof", "herein" or words of like import shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(a)Except as specifically amended above, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(b)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Bank under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

13.Execution in Counterparts.  This Amendment may be executed in one or more counterparts, not all of which need to be signed by the same parties, but all of which taken together shall constitute one and the same instrument.  The parties may execute this Amendment and exchange counterparts by means of facsimile transmission or electronic mail, and the parties agree that the receipt of such counterparts shall be binding on the parties and shall be construed as originals.

14.Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nebraska, without regard to its principles of conflict of laws.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed as of the day and year first written above.

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By: /s/ Michael H. Wheeler

Michael H. Wheeler, Vice President

BORROWER:

LINDSAY CORPORATION, a Delaware corporation

By: /s/ Richard W. Parod

Richard W. Parod, Chief Executive Officer